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                              EXHIBIT 99.1

CAUTIONARY FACTORS RELEVANT TO FORWARD-LOOKING INFORMATION

      Vista Technologies Inc. (the "Company" or "Vista") wishes to caution readers that the following important factors, among others, in the future could cause actual results and needs of the Company to vary materially from forward-looking statements made from time to time by the Company on the basis of management's then-current expectations. The laser vision correction ("LVC") equipment access and service business in which the Company and its subsidiaries and corporate affiliates are engaged is a recent industry with rapidly changing and competitive markets and involves a high degree of risk, and accuracy with respect to forward-looking projections is difficult. Unless the context clearly indicates otherwise, references to "Vista" or the "Company" herein refer collectively to Vista Technologies Inc., its consolidated subsidiaries and Regional Joint Ventures and any other corporate affiliates in which Vista has an interest.

      LIMITED OPERATING HISTORY; OPERATING LOSSES AND ACCUMULATED DEFICIT.
The Company was initially organized in June 1992, did not commence operations until March 31, 1994 and is in the early stage of expanding its business. As of September 30, 1996, Vista has an accumulated deficit of $17,588,888 and net losses of $2,341,000 for the six months ended September 30, 1996, $3,815,000 for the fiscal year ended March 31, 1996 and $11,420,000 for the fiscal year ended March 31, 1995. The Company therefore has a limited operating history from which to forecast future business operations. The Company will be subject to numerous risks incident to the creation of a business in a relatively new industry with a limited history of operations. Prospective investors should consider the frequency with which newly developed businesses encounter unforeseen expenses, difficulties, complications and delays, and other factors such as the possibility of competition with larger companies.
As examples, Vista may experience unanticipated delays in its planned expansion of LVC Services through Regional Joint Ventures in North America, there can be no prediction as to the amount of revenues the Company's European subsidiaries and Regional Joint Venture enterprises will generate from new locations and whether such revenues will be sufficient to provide positive cash flows, and it may be difficult or impossible to obtain additional financing if required for the Company's business. There can be no assurance that the Company will become profitable or that profitability, if ever attained, will be sustained.

      NO ASSURANCE OF MARKET ACCEPTANCE. The Company's operating subsidiaries and Regional Joint Ventures provide access to excimer laser vision correction ("LVC") equipment and related support services, and therefore rely upon physician use of recently developed LVC technology and procedures, such as photorefractive keratectomy ("PRK") and laser assisted in situ keratomileusis
("LASIK").   These procedures for refractive surgery are relatively new technological innovations subject to governmental regulation. There can be no assurance that the general public will accept laser surgery as a broadly accepted treatment for refractive disorders or that vision care professionals will require and contract for use of LVC equipment and services on an ongoing basis. The Company believes that its profitability and growth will depend on broad market acceptance of LVC procedures in Europe, the United States and Canada by the general public as well as by health care professionals in the ophthalmic community. Market acceptance of new methodology requires substantial time and effort and is subject to various risks. The acceptance of LVC procedures for treatment of refractive disorders may be adversely affected by their cost, concerns relating to safety and efficacy, general resistance to surgery, the effectiveness of alternative methods of correcting refractive vision disorders, the lack of long-term follow-up data, the possibility of unknown side effects and the lack of third-party reimbursement for the cost of LVC refractive procedures. Many consumers may choose not to undergo LVC surgery due to the availability of conventional and cheaper methods of vision correction such as eyeglass and contact lenses.

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      Any future reported adverse effects or other unfavorable publicity involving patient outcomes from LVC procedures could also adversely affect Vista's business. Market acceptance could also be affected by the ability of Vista and other participants in the market to train a broad population of ophthalmologists in the procedure. Promotional efforts by suppliers of products or procedures which are alternatives to LVC procedures, including eyeglasses and contact lenses, may also adversely affect market acceptance. There can be no assurance there will be significant public acceptance of LVC technologies, and demand for the Company's LVC equipment and services would be adversely affected if broad market acceptance of such procedures is not attained.

      NEED FOR ADDITIONAL FINANCING. The Company anticipates it will be required to seek substantial additional financing in the future to finance continued growth of its laser vision correction center network and that purchase money equipment financing and/or leasing arrangements will be utilized to the extent feasible to leverage the amount of equipment available for planned expansion by the Company and its corporate affiliates. Vista's actual future capital requirements will depend on numerous factors, including, but not limited to, the Company's progress in acquiring additional laser equipment and facilities for LVC centers, its ability to establish additional affiliations with vision care professionals, the availability, amount and terms of additional equipment lease and/or installment purchase financing, competing technological and market developments, and the cost of marketing and advertising programs. The Company has no firm commitments to obtain additional funds and there can be no assurance it will be successful in its efforts to obtain additional financing.

      Because of the Company's potential long-term capital requirements, it also may undertake additional equity offerings whenever conditions are favorable, even if it does not have an immediate need for additional capital at that time. There can be no assurance that the Company will be able to obtain additional funding when needed, or that such funding, if available, will be obtainable on reasonable terms. Any such additional funding may result in significant dilution to existing stockholders. If adequate funds are not available, the Company may be required to accept unfavorable alternatives, including (i) the delay, reduction or elimination of its expansion, capital expenditures, marketing and advertising and other operating expenses, or (ii) arrangements with collaborative partners that may require the Company to relinquish material interests in its operating subsidiaries that it would not otherwise relinquish.

      DEPENDENCE ON MEDICAL PROFESSIONALS. Applicable laws in Europe, Canada and the United States prevent a corporation (other than a professional medical corporation) from providing medical and health care services to patients. The Company's operating subsidiaries and Regional Joint Ventures conduct their business by offering LVC equipment for use by licensed professionals and providing billing, accounting, administrative, marketing and management services to independent vision care professionals who provide refractive eye care. The ability to realize revenues from independent professionals will be significantly dependent upon the ability of Vista and its corporate affiliates to attract the use of equipment and LVC Services by ophthalmologists and optometrists and on the performance of those professionals. In addition, the amount of revenues to be received by the Company's operating subsidiaries and Regional Joint Ventures will be dependent upon the amount of the gross procedure fee charged by professionals to their patients, and the amount of such fees are established by the professionals and not by the Company. There can be no assurance that additional professionals will require and contract for Vista's LVC services, and even those professionals that do contract with the Company's operating subsidiaries and Regional Joint Ventures cannot be required to use Vista's services for their LVC practice on an exclusive or any other basis.

      CONFLICTS OF INTEREST WITH AFFILIATES. The Company currently operates six LVC surgical centers in Italy and Sweden and to date has formed or is in the process of forming six Regional Joint Ventures, all in various initial

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stages of development, to acquire, manage and administer LVC equipment and support services under the "Vista Laser Centers" service mark in different designated geographic areas of North America. Dr. Donald G. Johnson, in addition to serving as Chairman of the Board and a director of Vista, is primarily engaged as a practicing physician with and serves as Chairman of the Board and Chief Executive Officer of London Place Eye Centre, Inc., a Canadian corporation that Vista proposes to acquire. Dr. J. Charles Casebeer, a director and professional consultant to the Company, primarily serves as a practicing physician associated with and Chairman of the Board of Vista Laser Centers of the Southwest, Inc., based in Scottsdale, Arizona. These individuals and other directors of the Company may also serve from time to time as directors and/or officers for other Regional Joint Ventures organized and sponsored by the Company.

      Persons serving as consultants to, or directors of, the Company who also serve as consultants, directors and/or officers of Regional Joint Ventures sponsored by Vista may have a conflict of interest in that their time and resources may be devoted to activities other than the business of the Company or because the compensation payable to them from, or equity interests in, other business activities in certain instances may be greater than their compensation from and equity interests in the Company.

      DEPENDENCE ON MANAGEMENT. The success of the Company will be substantially dependent on the services of its officers, directors and professional consultants who have experience in providing access to physicians for refractive surgical laser equipment and the management of surgical outpatient facilities. The Company is dependent in particular upon the services of Dr. Donald G. Johnson, its Chairman and Chief Executive officer, and Dr. J. Charles Casebeer, a Vista director, who have prior experience in managing ophthalmology outpatient clinics specializing in LVC refractive surgery, and on the services of Thomas A. Schultz, the Company's President and Chief Executive Officer. The Company's operations therefore are dependent upon a limited number of key employees and consultants and the loss of the services of these or other key personnel could have a material adverse effect upon the Company. The Company does not maintain key man insurance on the lives of its executive officers and key professional consultants.

      COMPETITION. The refractive eye care business generally and the market for corrective LVC procedures, for which the Company provides equipment and support services, are characterized by intense competition and technological innovation. Most of the companies engaged in these businesses have substantially greater financial resources, personnel, marketing experience and other capabilities than are currently available to Vista and its corporate affiliates. Competition for providing access to PRK equipment and support services has intensified as a result of recent U.S. Food and Drug Administration ("FDA") premarket approvals for U.S. commercial use of certain PRK laser equipment systems for treatment of the vast majority of nearsighted refractive disorders.

      The Company competes with several other companies, including at least one manufacturer of laser equipment (Summit), in providing access to excimer lasers in the United States and internationally. Non-manufacturing companies which have indicated they intend to operate or already operate laser centers in the United States include, among others: Beacon Laser Centers, Inc., Laser Vision Centers, Inc., Global Vision, Inc., LCA Vision, Inc., Sight Resources, Inc., Sterling Vision, Inc., 20/20 Laser Centers, Inc. and TrueVision Laser Centers, Inc. The Company will also compete with laser centers operated in certain markets by local hospitals and ophthalmic groups. There can be no assurance that any reduction in per procedure fees that may result from increased competition will be compensated for by an increase in procedure volume.

      LVC procedures also compete with other present forms of treatment for refractive disorders, including eyeglasses, contact lenses, refractive surgery, corneal transplants and other technologies currently under development. Eyeglasses and contact lenses, as well as manual refractive

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surgical alternatives to LVC procedures such as radial keratotomy ("RK"), are expected to remain competitive in the market for refractive eye care primarily due to cost considerations. Vista expects that companies which have developed or are developing new technologies or products, as well as other companies (including established and newly formed companies) may attempt to develop new products directly competitive with excimer lasers utilized by the Company or could introduce new or enhanced products with features which may render the Company's equipment obsolete or less marketable. The ability of Vista to compete successfully will depend in large part on its ability to adapt to technological changes and advances in the treatment of refractive vision disorders. There can be no assurance that, as the market for excimer laser surgery and other treatments of eye disorders develops, Vista's equipment will not become obsolete, and if this occurs, that the Company will be able to secure new equipment to allow it to compete effectively.

      LIMITED PERSONNEL AND DEPENDENCE ON CONTRACTORS; ABILITY TO MANAGE
GROWTH.   The Company's corporate operations employ the services of nine employees and consultants, including four on a full time basis and five on a part-time basis, all of which are involved in management, administrative or accounting functions. The Company's operating subsidiaries and Regional Joint
Ventures employ additional personnel.   With these exceptions, the Company
relies, and for the foreseeable future will rely, on independent advisors and consultants to provide certain services to the Company. There can be no assurance that such services will continue to be available to Vista on a timely basis when needed, or that the Company could find qualified replacements.

      The Company's revenues have increased in each of the last two fiscal years and are expected to increase in the current fiscal year and periods thereafter as a result of both internal growth and plans for rapid expansion. While the Company has increased expense levels to support its expected growth, there can be no assurance that revenue growth will be sustained. To accommodate future growth, the Company will need to implement a variety of new or expanded business and financial systems, procedures and controls, including the improvement of its marketing and other internal management, administrative and accounting systems. There can be no assurance that the implementation of such systems, procedures and controls can be completed successfully, or without disruption of the Company's operations. Continued expansion by Vista could significantly strain the Company's management, financial and other
resources.   There can be no assurance that the Company's systems, procedures, controls and staffing will be adequate to support its future operations. Failure to manage growth effectively could have a material adverse effect on the Company.

      POSSIBLE LIABILITY FOR PERSONAL INJURY AND LACK OF LIABILITY INSURANCE. Use of excimer laser equipment and facilities for LVC vision care may give rise to claims against Vista or one or more of its corporate affiliates by persons alleging injury as a result of the procedures performed. The Company maintains general liability insurance, but primarily relies and intends to continue to rely on physicians' professional liability insurance policies and manufacturers' insurance policies for product liability coverage. There can be no assurance, however, that physician users or equipment manufacturers will carry liability sufficient insurance or that the Company would prevail if it were required to assert such claims. Partially or uninsured successful claims against the Company could have a material adverse effect on the Company's business, financial condition and results of operations.

      RISKS OF FAILURE TO COMPLY WITH OR CHANGE IN GOVERNMENTAL REGULATION. The Company's business is and will continue to be subject to extensive regulation, in Europe, Canada and in the United States at the federal, provincial, state and local levels, affecting the health care industry and the delivery of health care. These regulations include laws and regulations prohibiting the practice of medicine and optometry by persons not licensed to practice medicine or optometry, prohibiting the unlawful rebate or unlawful division of fees and limiting the manner in which prospective patients may be solicited. Other regulatory requirements, such as regulations concerning the

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use of excimer laser systems, also apply to the Company's business.  In addition, there can be no assurance that future changes in laws and regulations or the interpretation thereof will not adversely affect the Company's operations.

      ABSENCE OF GOVERNMENTAL APPROVAL IN THE UNITED STATES FOR CERTAIN LVC PROCEDURES. The Company is uncertain whether certain LVC procedures for which it does own and will own equipment in Canada and Europe may ever be utilized commercially in the United States. In the United States, Vista's plan is to acquire equipment that has received premarket approval from the FDA for commercial use of PRK procedures applicable to the vast majority of myopia cases and PTK procedures. Equipment for certain other LVC procedures, such as TMM PRK or LASIK procedures to treat hyperopia, astigmatism or extreme myopia, have not received FDA premarket approval, nor has the FDA established standards for clinical testing of equipment for many of these other LVC procedures. Notwithstanding that fact, the Company has been advised that certain physicians in the United States use excimer lasers to perform LASIK Procedures. The FDA advised U.S. eye care professionals in May 1996 that LASIK and bilateral surgery (treatment of both eyes at the same time) are outside the scope of currently FDA approved labeling for excimer lasers. Although the FDA noted that physician discussions with patients, and physician decisions to conduct either of those procedures, are considered the practice of medicine, the FDA cautioned that it expects health care practitioners and others will advertise and promote the use of FDA approved lasers in the U.S. only within the scope of their currently FDA approved use. Nevertheless, there can be no assurance that the use of excimer lasers to perform LVC procedures other than PRK and PTK will ultimately be found to be effective or safe by the FDA or that the FDA will not modify or withdraw its pre-market approval of PRK equipment, in which event the Company's markets in the United States may be adversely affected.

      LACK OF LONG-TERM FOLLOW-UP DATA; POSSIBLE FUTURE CONCERNS AS TO SAFETY AND EFFICACY OF LVC TREATMENT. LVC procedures have been used in clinical trials and commercially in various parts of the world only since 1989, and accordingly there has been limited experience in assessing their long-term effects. Concerns with respect to the safety and efficacy of refractive laser procedures such as PRK and LASIK include predictability and stability of results. Potential complications and side effects include post-operative pain, corneal haze during healing (an increase in the light scattering properties of the cornea), glare/halos (undesirable visual sensations produced by bright lights), decreases in contrast sensitivity, temporary increases in intraocular pressure in reaction to procedure medication, modest fluctuations in refractive capabilities during healing, modest decreases in best corrected vision (i.e., with corrective lenses), unintended undercorrection of overcorrection, refractive corneal scars, or reversion or regression of effect. There can be no assurance that additional complications will not be identified in the future that may materially and adversely affect the safety and efficacy of LVC procedures for performing refractive surgery, and which would negatively affect market acceptance of such procedures and/or lead to adverse regulatory action or product liability or other claims, any of which could have a material adverse effect on the Company's business, financial condition, prospects and results of operations.

      RELIANCE ON SUPPLIERS OF LASER EQUIPMENT. The Company is not involved in the research, development or manufacture of laser equipment and will be dependent upon unrelated third-party manufacturers or distributors for supply and service of LVC equipment required for providing access to LVC Services. Vista believes that two companies in the U.S., Summit Technology, Inc. ("Summit"), a competitor, and VISX, Incorporated ("VISX"), account for approximately 70% of the excimer lasers for refractive surgery that have been installed to date. Nidek Co., Ltd. of Japan is also believed to be a significant factor outside of the U.S. At present, Summit has entered the market for providing excimer laser service facilities and may compete with Vista, either directly or indirectly.


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      VISX and Summit are currently the only manufacturers of excimer lasers that have FDA approval to sell excimer lasers in the U.S. for commercial use in performing LVC procedures. There can be no assurance that VISX and Summit will supply lasers in the amounts or at the times needed by the Company in the future or that other disruptions in supply will not occur. Summit and VISX currently require license, royalty or other fees for the purchase and use of their excimer laser systems that may place users of such equipment at a competitive cost disadvantage. If the Company is unable to obtain agreements on acceptable terms for the supply and/or service of laser systems, it could incur delays and its planned business expansion in the U.S. may be adversely
affected.   The Company's ability to offer LVC equipment and services at additional locations for future expansion, and the timing thereof, will be dependent upon the availability of equipment from suppliers with equipment approved for commercial use in the U.S. and the availability, if any, of financing programs to acquire equipment on a lease or installment purchase basis.

      RISK OF FUTURE TECHNOLOGICAL CHANGE. Refractive eye care in general and the development of LVC procedures in particular have undergone and may be expected to continue to experience technological change. There can be no assurance that future technological innovations and developments will not render the Company's equipment uneconomical or obsolete or that the Company will not be adversely affected by competition or future technological developments.

      NO THIRD-PARTY REIMBURSEMENT. At present, third party reimbursement through health insurance or other third-party reimbursement programs generally is not available for PRK and other LVC refractive surgical procedures. The Company does not anticipate that third-party reimbursement for LVC procedures will be available in the foreseeable future, and this factor may restrict the market for LVC patients and related LVC services offered by Vista.

      VOLATILITY OF SECURITIES PRICES; LOW TRADING VOLUME. The public market for equity securities of high technology and medical companies, including securities of companies engaged in providing LVC equipment and/or services,
has been volatile.   Factors such as quarterly variations in operating
results, trading volume, general market trends, announcements of technological innovations or new commercial products, announcements by competitors. governmental regulation and approvals, public or regulatory agency concerns as to the safety of LVC procedures and general market conditions may have a significant effect on the market price of the Company's common stock and its other equity securities. In addition, in general, the Company's common stock has been thinly traded, which may affect the ability of Vista s stockholders to sell shares of its common stock in the public market. There can be no assurance that a more active trading market will develop in the future.

      FOREIGN CURRENCY FLUCTUATIONS. The Company's European operating subsidiaries in Italy and Sweden and certain Regional Joint Ventures with operations in Canada currently represent a significant portion of Vista's revenues and expenses that are collected and paid in foreign currencies. The Company publishes its consolidated financial statements in U.S. dollars after translating transactions in foreign currencies into U.S. dollars. In periods when the U.S. dollar depreciates against the relevant foreign currencies, reported earnings attributable to transactions in foreign currencies may be materially enhanced. In periods when the U.S. dollar appreciates against the relevant foreign currencies, however, reported earnings attributable to transactions in foreign currencies may be materially reduced. Fluctuations in the exchange rate between foreign currencies and the U.S. dollar may also affect the book value of the Company's assets and the amount of its stockholders' equity.

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